Exhibit 24.1

POWER OF ATTORNEY

Each of the undersigned hereby constitutes and appoints David Weinreb and Grant Herlitz, and each of them, as the undersigned’s true and lawful attorneys and agents, with full power of substitution and resubstitution for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign the Annual Report on Form 10-K of The Howard Hughes Corporation for the year ended December 31, 2010 and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys and agents, and each of them, full power and authority to do any and all acts and things necessary or advisable to be done, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ William Ackman	/s/ Allen Model
William Ackman	Allen Model

/s/ David Arthur	/s/ R. Scot Sellers
David Arthur	R. Scot Sellers

/s/ Adam Flatto	/s/ Steven Shepsman
Adam Flatto	Steven Shepsman

/s/ Jeffrey Furber	/s/ David R. Weinreb
Jeffrey Furber	David R. Weinreb

/s/ Gary Krow
Gary Krow

Dated: March 28, 2011